Exhibit 99.1

U.S. Physical Therapy Makes Nine-Clinic Group Acquisition

HOUSTON--(BUSINESS WIRE)--February 2, 2015--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced today that the Company has acquired a 60% interest in a nine-clinic physical therapy practice. The business sees more than 80,000 patient visits per year and generates approximately $7.4 million in annual revenue. The purchase price was $7,200,000.

Chris Reading, Chief Executive Officer, said, “We are very excited about our newest partners and their capable team. Recently their business received “Practice of the Year” award from our profession’s leading national publication. Additionally, they have a dedicated staff, many of whom are fellows of the American Academy of Orthopedic Manual Therapy. With their strong network of facilities, talented staff, and long-standing commitment to outstanding customer-centric patient care, we expect them to be a great addition to our Company. We remain well positioned to help our partners thrive in an ever-changing and challenging healthcare environment.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 498 outpatient physical and occupational therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 16 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
Westwicke Partners
Bob East, (443) 213-0502